SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549

                           SCHEDULE 13G
                          (Rule 13d-102)


     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
    TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                    PURSUANT TO RULE 13d-2(b)

                   (Amendment No.____________)


                       Emeritus Corporation
--------------------------------------------------------------------------------
                         (Name of Issuer)


                           Common Stock
--------------------------------------------------------------------------------
                  (Title of Class of Securities)


                            291005106
--------------------------------------------------------------------------------
                          (CUSIP Number)


                          July 10, 2002
--------------------------------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   291005106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Capital, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     287,730

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     287,730

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     287,730

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.82%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   291005106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     287,730

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     287,730

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     287,730

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.82%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   291005106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Management Company

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     226,070

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     226,070

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     226,070

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.22%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   291005106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     226,070

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     226,070

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     226,070

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.22%

12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No.   291005106
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Arnold H. Snider

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     513,800

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     513,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     513,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.04%

12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   291005106
            ---------------------


Item 1(a).  Name of Issuer:


            Emeritus Corporation

--------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            3131 Elliot Avenue, Suite 500, Seattle, WA 98121

--------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            Arnold H. Snider, Deerfield Capital, L.P., Deerfield Management Company, Deerfield International Limited

--------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            Arnold H. Snider, Deerfield Capital, L.P., Deerfield Management Company, 780 Third Avenue, 37th Floor, New York, NY 10017

            Deerfield International Limited, c/o Hemisphere Management
(B.V.I.)
            Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands

--------------------------------------------------------------------

Item 2(c).  Citizenship:

            Mr. Snider - United States citizen

            Deerfield Capital, L.P. and Deerfield Partners,
            L.P. - Delaware limited partnerships

            Deerfield Management Company - New York limited partnership

            Deerfield International Limited - British Virgin
            Islands corporation



--------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock

--------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            291005106

--------------------------------------------------------------------


Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or
13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Deerfield  Capital,  L.P. and Deerfield  Partners,
          L.P. - 287,730 shares; Deerfield Management Company and
          Deerfield   International  Limited  -  226,070  shares;
          Arnold H. Snider - 513,800 shares.

----------------------------------------------------------------------

     (b)  Percent of class:

          Deerfield Capital, L.P. and Deerfield Partners, L.P. -2.82%; Deerfield Management Company and Deerfield International Limited - 2.22%; Arnold H. Snider - 5.04%

----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote          0

                                                              ----------,


          (ii)  Shared power to vote or to direct the vote
                Deerfield Capital, L.P. and
                Deerfield Partners, L.P. - 287,730;
                Deerfield Management Company
                and Deerfield International Limited -226,070;
                Arnold H. Snider - 513,800.

                                                             ----------,


          (iii) Sole power to dispose or to direct the            0
                disposition of
                                                             -----------,


     (iv) Shared power to dispose or to direct the disposition of
          Deerfield Capital, L.P. and Deerfield Partners,  L.P. -
          287,730;  Deerfield  Management  Company and  Deerfield
          International  Limited -  226,070;  Arnold H.  Snider -
          513,800.
                                                            ------------.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A

-----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A

-----------------------------------------------------------------------


Item 7.   Identification and Classification of the Subsidiary
          Which  Acquired the Security  Being  Reported on by the
          Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A

         ---------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A

        ------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A

          --------------------------------------------------------

Item 10.  Certifications.

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  Snider Capital Corp.,
     General Partner

By: /s/ Arnold H. Snider
        ---------------------------
        Arnold H. Snider, President

DEERFIELD MANAGEMENT COMPANY

By:  Snider Management Company,
     General Partner

By:  /s/ Arnold H. Snider
         ---------------------------
         Arnold H. Snider, President

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Snider Management Company,
     General Partner

By:  /s/ Arnold H. Snider
         ----------------------------
         Arnold H. Snider, President

ARNOLD H. SNIDER

     /s/ Arnold H. Snider
         -------------------------

Date:  July 18, 2002

                            Exhibit A

                            Agreement

     The undersigned agree that this Schedule 13G dated July 18, 2002 relating to the Common Stock of Cubist Pharmaceuticals, Inc.
shall be filed on behalf of the undersigned.



DEERFIELD CAPITAL, L.P.

By:     Snider Capital Corp.,
        General Partner

By:     /s/ Arnold H. Snider
            ---------------------------
            Arnold H. Snider, President

DEERFIELD PARTNERS, L.P.

By:     Deerfield Capital, L.P.

By:     Snider Capital Corp.,
        General Partner

By:     /s/ Arnold H. Snider
            ---------------------------
            Arnold H. Snider, President

DEERFIELD MANAGEMENT COMPANY

By:     Snider Management Company
        General Partner

By:     /s/ Arnold H. Snider
            ---------------------------
            Arnold H. Snider, President

DEERFIELD INTERNATIONAL LIMITED

By:     Deerfield Management Company

By:     Snider Management Company,
        General Partner

By:     /s/ Arnold H. Snider
            ---------------------------
            Arnold H. Snider, President

ARNOLD H. SNIDER

        /s/ Arnold H. Snider


00871.0001 #337898